Exhibit 99.1
Press Release
Global Traffic Network Announces Revised Letter of Intent
to Acquire the Commercial Division of UBC Media Group plc
Tuesday July 15, 8:14 am ET
NEW YORK—(BUSINESS WIRE)—Global Traffic Network, Inc. (Nasdaq: GNET — News), a leading provider of custom traffic and news reports to radio and television stations outside the U.S., today announced that it has amended the letter of intent governing its contemplated acquisition of UBC Media Group plc’s commercial division. The parties previously entered into the initial letter of intent on May 7, 2008. UBC Media Group’s commercial division supplies traffic, news and entertainment information to approximately 250 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers. Under the revised letter of intent, the Company will acquire the share capital of the UBC Media Group subsidiary that conducts its commercial division operations for a closing date payment of £11 million (approximately $21.9 million) and additional contingent payments of up to £5.5 million (approximately $11 million) based upon the acquired business achieving net revenue targets during the 12 month period following the closing ranging from £11 million to £13.6 million. The Company’s previous option to satisfy a portion of the purchase price by delivering shares of its common stock has been eliminated.
William L. Yde III, Chairman, Chief Executive Officer and President of Global Traffic Network, commented, “While the United Kingdom is experiencing testing conditions in the marketplace, we are excited about the acquisition and its prospects for the future. The acquisition will dramatically increase our footprint in the United Kingdom by adding approximately 250 radio stations.”
Mr. Yde continued, “We believe the revised purchase price under our amended letter of intent is consistent with long term value of station relationships. We continue to see the UK as a huge opportunity for us, and we continue to believe this acquisition is the best strategy to take advantage of that opportunity.”
In connection with entering into the original letter of intent, the Company delivered an earnest money deposit of £350,000 (approximately $700,000) that will be credited towards the purchase price upon closing of the acquisition. The deposit remains refundable if either UBC Media Group elects not to proceed with the transaction or if conditions specified in the letter of intent are not satisfied and the Company elects not to proceed. The deposit will be forfeited if the Company elects not to proceed with the transaction for other reasons. Subject to specified exceptions, the Company has agreed not to solicit the customers of UBC Media Group’s commercial division for a period of six months following an election by the Company not to proceed with the transaction for any reason. Among other things, the planned acquisition is contingent upon completion of due diligence, negotiation of a mutually acceptable purchase agreement and receipt of approval by the shareholders of UBC Media Group. The amended letter of intent establishes an outside date of September 26, 2008 for entering into a stock purchase agreement and contemplates a closing by October 20, 2008, subject to satisfaction of certain conditions.
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET — News) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in seven Canadian markets and has recently commenced operations in the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com.
About UBC Media Group
UBC is quoted on the London Stock Exchange’s AIM market. The Group is the market leader in the supply of audio content and broadcast data software to the radio industry in the UK. In addition to the entertainment, traffic & travel and national news services provided to commercial radio, the Group is the largest independent producer of radio programming for the BBC and the UK’s leading supplier of digital radio scrolling text and EPG software. It is also part of the MXR Regional Multiplex consortium, the 4Digital National Multiplex consortium. www.ubcmedia.com
This press release contains statements that constitute forward-looking statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report 10-K. The Company can provide no assurance that the contemplated acquisition of UBC Media Group plc’s commercial division will be completed, which could alter the Company’s business strategy in the United Kingdom and affect the near-term operating prospects in that market. Any of the risks and uncertainties applicable to the Company may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
Contact:
KCSA Strategic Communications
David Burke / Lee Roth, 212-682-6300
dburke@kcsa.com/lroth@kcsa.com
or
Global Traffic Network, Inc.
Scott Cody, 212-896-1255
Chief Financial Officer & Chief Operating Officer
scott.cody@globaltrafficnet.com
Source: Global Traffic Network, Inc.